SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934

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[  ]      Soliciting Material Pursuant to Section 240.14a-11 or
            Section 240.14a-12


Southwestern Bell Corporation
        (Name of Registrant as Specified In Its Charter)


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                           Registrant)

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(SBC LOGO)                              Notice of 1995
                                        Annual Meeting
                                        and Proxy Statement



































                                        Southwestern Bell Corporation








NOTICE OF ANNUAL MEETING OF SHAREOWNERS

TO BE HELD ON APRIL 28, 1995
TO THE HOLDERS OF COMMON STOCK OF SOUTHWESTERN BELL CORPORATION:


The 1995 Annual Meeting of Shareowners of Southwestern Bell Corporation ("SBC"), a Delaware Corporation, will be held at 9:00 a.m. on Friday, April 28, 1995, at the George R. Brown Convention Center, 1001 Avenida de las Americas, Houston, Texas.


The purposes of the meeting are:

1.To elect five Directors to serve three-year terms;

2.To ratify the appointment of Ernst & Young LLP as independent auditors of SBC for 1995;


3.To approve a management proposal to amend the Restated
  Certificate of Incorporation to change the name of the company to SBC Communications Inc.;


4.To act on shareowner proposals; and

5.To act upon such other matters as may properly come before the meeting.

Holders of Common Stock of record at the close of business on February 28, 1995, are entitled to vote at the meeting and any adjournment of the meeting. A list of the shareowners of SBC as of the close of business on February 28, 1995, will be available for inspection during business hours from April 13 through April 27, 1995, at 9051 Parkwest, Room 1200, Houston, Texas, and will also be available at the Annual Meeting.

By Order of the Board of Directors
/s/ Judith M. Sahm

Judith M. Sahm
Secretary


March 14, 1995


IMPORTANT NOTICE

IF YOU DO NOT PLAN TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF IT IS MAILED IN THE UNITED STATES. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME, AND SHAREOWNERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON.


PROXY STATEMENT

SOUTHWESTERN BELL CORPORATION
175 E. HOUSTON
SAN ANTONIO, TEXAS  78205

Annual Meeting of Shareowners


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Southwestern Bell Corporation ("SBC") for use at the 1995 Annual Meeting of Shareowners of SBC. The meeting will be held at 9:00 a.m. on Friday, April 28, 1995, at the George R. Brown Convention Center, 1001 Avenida de las Americas, Houston, Texas. The purposes of the meeting are set forth in the Notice of Annual Meeting of Shareowners. This Proxy Statement and the accompanying proxy card are being mailed beginning March 14, 1995, to shareowners of record of SBC's common stock ("Common Stock") at the close of business on February 28, 1995. Each share entitles the registered holder to one vote. As of January 31, 1995, there were 606,751,567 shares of Common Stock outstanding.


All shares represented by proxies will be voted by the individuals designated on the enclosed proxy card, all of whom are members of the Directors' Proxy Committee, in accordance with the shareowners' directions. If the proxy card is signed and returned without specific directions with respect to the matters to be acted upon, the shares will be voted in accordance with the recommendations of the Board of Directors described below, except for shares held under certain employee benefit plans as described in more detail later. Any shareowner giving a proxy may revoke it at any time before such proxy is voted at the meeting by giving written notice of revocation to SBC's Secretary, by submitting a later-dated proxy, or by attending the meeting and voting in person. The Chairman of the Board and Chief Executive Officer will announce the closing of the polls during the Annual Meeting. All proxies must be received prior to the closing of the polls in order to be counted.

A shareowner may designate a person or persons to act as the shareowner's proxy other than those persons designated on the proxy card. The shareowner may do so by striking out the names appearing on the enclosed proxy card, inserting the name or names of another person or persons, and delivering the signed card to such person or persons. The person(s) designated by the shareowner must present the signed proxy card at the meeting in order for the shares to be voted.


If a shareowner is a participant in SBC's Dividend Reinvestment Plan, the proxy card will represent the number of full shares held in the Dividend Reinvestment account together with any shares registered in the participant's name. If a shareowner is a participant in SBC's PAYSOP, Savings Plan ("SP"), or the Savings and Security Plan ("SSP"), the proxy will also serve as a voting instruction for the trustees of those plans for all accounts registered in the same name. If proxy cards representing shares in the SP and SSP are not received, those shares will be voted in the same proportion as the shares for which signed cards are returned by other participants. Shares in the PAYSOP, however, cannot be voted unless the card is signed and returned.

The cost of soliciting proxies will be borne by SBC. Officers, agents and employees of SBC and its subsidiaries and other solicitors retained by SBC may, by letter, by telephone or in person, make additional requests for the return of proxies and may receive proxies on behalf of SBC. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. SBC has retained Georgeson & Company, Inc., to aid in the solicitation of proxies, at a fee of $19,000, plus expenses.


Shareowners representing 40 percent of the Common Stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the meeting. A list of eligible voters will be available at the Annual Meeting. The following proposals are expected to be submitted to the shareowners at the 1995 Annual Meeting: the election of Directors; the ratification of the appointment of Ernst & Young LLP as independent auditors of SBC; the approval of a management proposal to amend the Restated Certificate of Incorporation to change the name of the company; and three shareowner proposals.


YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY SO THAT A QUORUM MAY BE REPRESENTED AT THE MEETING. HIGHLIGHTS OF THE MEETING WILL BE INCLUDED IN THE SECOND QUARTER REPORT TO SHAREOWNERS, WHICH WILL BE MAILED IN AUGUST 1995.


If you plan to attend the meeting in person, please bring the admission ticket (which is attached to the proxy voting card) to the Annual Meeting. Shareowners who do not have admission tickets will be admitted upon presentation of identification at the door. Anyone requiring special services for the hearing impaired or physically disabled should contact the Corporate Manager-Financial Communications at 210-351-2136 in advance of the meeting to arrange for these services.


Board of Directors


The Board of Directors is responsible for the management and direction of SBC and for establishing broad corporate policies. Regular meetings of the Board of Directors are held each month except February, May, August and October. The Board held nine meetings in 1994, including a special meeting held in February. In addition, members of the Board of Directors are kept informed of SBC's business by various reports and documents given to them regularly, as well as by operating and financial reports presented by the Chairman of the Board and other Officers at meetings of the Board of Directors and committees of the Board.

Board Committees


From time to time, the Board establishes permanent standing committees and temporary special committees to assist the Board in carrying out its responsibilities. The Board has established six standing committees of Directors, the principal responsibilities of which are described below. The biographical information included later in this Proxy Statement identifies committee memberships held by each Director.

THE AUDIT COMMITTEE met three times in 1994. It consists of seven non-employee Directors. The Audit Committee recommends to the Board the appointment of a firm to serve as independent auditors, subject to ratification by the shareowners at the Annual Meeting. The independent auditing firm examines the accounting records of SBC and its subsidiaries for the coming year. The Audit Committee periodically reviews the adequacy and effectiveness of SBC's internal system of accounting controls and financial reporting procedures with representatives of the independent auditors and with the corporate internal auditors. The Audit Committee also examines the results of the annual audit of the financial statements and the recommendations of the independent auditors pertaining to accounting practices, policies and procedures followed by SBC.

THE CORPORATE DEVELOPMENT COMMITTEE met four times in 1994. It consists of five non-employee Directors and one employee Director. The purpose of the Corporate Development Committee is to examine proposed acquisitions and similar new ventures and to advise management with regard to the expansion or disposition of SBC's businesses through mergers, acquisitions, sales and similar transactions.



THE CORPORATE PUBLIC POLICY AND ENVIRONMENTAL AFFAIRS COMMITTEE met three times in 1994. It consists of six non-employee Directors. The Corporate Public Policy and Environmental Affairs Committee examines corporate policy and provides guidance and perspective to SBC management on major public issues, including corporate governance, legislative and environmental matters and SBC's compliance program.

THE EXECUTIVE COMMITTEE did not meet in 1994. It consists of four non-employee Directors and one employee Director. The Executive Committee's primary function is to assist the Board of Directors by acting upon matters when the Board is not in session. The Committee has the full power and authority of the Board to the extent permitted by law, including the power and authority to declare a dividend or to authorize the issuance of Common Stock.

THE FINANCE/PENSION COMMITTEE met six times in 1994. It consists of five non-employee Directors and one employee Director. This Committee is responsible for recommending investment policy, making recommendations to the Board of Directors as to methods of financing the operations of SBC and its subsidiaries and overseeing the investments of SBC's employee benefit plans.

THE HUMAN RESOURCES COMMITTEE met seven times in 1994. It consists of four non-employee Directors. The Human Resources Committee oversees the management of human resources activities of SBC, including compensation for senior management and the design of employee pension and savings plans. The Committee reviews and makes recommendations to the Board with respect to compensation of Directors. The Committee also advises the Board with respect to the nomination of members to the Board of Directors to be elected at the Annual Meeting or to be appointed by the Board to fill vacancies that may occur during the period between Annual Meetings.

In recommending Board candidates, this Committee seeks individuals of proven judgment and competence who are outstanding in their chosen fields, and it considers factors such as anticipated participation in Board activities, education, geographic location and special talents or personal attributes. Shareowners who wish to suggest qualified candidates should write to the Secretary, Southwestern Bell Corporation, 175 E. Houston Street, Room 1140, San Antonio, Texas 78205, stating in detail the qualifications of such persons for consideration by the Committee.



Members of the Board of Directors


Under SBC's Bylaws, the Board of Directors has the authority to determine the size of the Board, not to exceed 21 Directors, and to fill vacancies. The Board of Directors of SBC presently consists of 15 members, one of whom is an SBC executive officer.

SBC's Bylaws provide for a classified Board of Directors under which there are three classes of Directors, all of which are as equal in number as possible. The class to which each Director has been assigned is designated as Group A, Group B or Group C. The term of office of Group B Directors will expire at the 1995 Annual Meeting, Group C at the 1996 Annual Meeting, and Group A at the 1997 Annual Meeting. The SBC Board intends to nominate at the 1995 Annual Meeting the five persons listed as nominees for Group B, all of whom are incumbent Directors, for election to three-year terms of office expiring at the 1998 Annual Meeting.

Mr. Robert G. Pope retired as a Director and as an officer of SBC, effective March 31, 1994. SBC's Bylaws provide that the classes of Directors shall be as equal in number as possible; however, the retirement of Mr. Pope created a vacancy in Group B and an imbalance between the classes. In order to make the classes equal in size, the Board, at its June 24, 1994, meeting, elected Mr. Jack S. Blanton to the vacancy created by Mr. Pope's retirement, and Mr. Blanton simultaneously withdrew as a Group A Director, resulting in each class having five Directors. Immediately thereafter, the Board voted to reduce its size to 15 members. There are no vacancies on the Board.

Biographical information about the Directors is provided on pages 6 - 8. Except as otherwise noted, Directors who are shown as officers or partners of other corporations, institutions or firms have held the positions indicated, or have been officers of the organizations indicated, for more than the last five years.

Directors' ownership of Common Stock is shown on the table on page 10.

(Black and white photographs of each individual Director are placed to the left of the biographical information in the printed document.)

DIRECTORS TO BE ELECTED AT THE 1995 ANNUAL MEETING
(GROUP B)

JACK S. BLANTON, age 67, is Chairman, Houston Endowment, Inc., and has served in this capacity since December 1990, and is President and Chief Executive Officer of Eddy Refining Company, Houston, Texas. Mr. Blanton was Chairman of the Board and Chief Executive Officer of Scurlock Oil Company, a wholly owned subsidiary of Ashland Oil, Inc., from 1983 to 1988. Mr. Blanton has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1977 to 1983. Mr. Blanton is a Director of Ashland Oil, Inc.; Baker Hughes Incorporated; Burlington Northern Inc.; and Pogo Producing Company. He is the Chairman of the Human Resources Committee and a member of the Executive Committee.

AUGUST A. BUSCH III, age 57, is Chairman of the Board and President of Anheuser-Busch Companies, Inc., St. Louis, Missouri. Mr. Busch has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1980 to 1983. Mr. Busch is a Director of Anheuser-Busch Companies, Inc.; Emerson Electric Co.; and General American Life Insurance Company; and an Advisory Member of the Boards of Directors of Grupo Modelo, S.A. de C.V., and Diblo, S.A. de C.V. He is a member of the Corporate Development Committee, the Executive Committee and the Human Resources Committee.

TOM C. FROST, age 67, is Chairman of the Board and Chief Executive Officer of Cullen/Frost Bankers, Inc., San Antonio, Texas. Mr. Frost has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1974 to 1983. Mr. Frost is a Director of Cullen/Frost Bankers, Inc. He is the Chairman of the Finance/Pension Committee and a member of the Corporate Development Committee and the Executive Committee.

JESS T. HAY, age 64, is Chairman of The Texas Foundation for Higher Education, Dallas, Texas, and has served in this capacity since February 1987. Mr. Hay was Chairman and Chief Executive Officer of Lomas Financial Corporation from 1969 until his retirement in December 1994. Mr. Hay has been a Director of SBC since April 1986. He is a Director of The Dial Corp; Exxon Corporation; Lomas Financial Corporation; Lomas Mortgage USA, Inc.; and Trinity Industries, Inc. He is a member of the Audit Committee and the Human Resources Committee.

BOBBY R. INMAN, age 63, Admiral, United States Navy, Retired. Admiral Inman was Chairman and Chief Executive Officer of Westmark Systems, Inc., Austin, Texas, from January 1987 through December 1989. Admiral Inman served as Vice Admiral, United States Navy, and Director, National Security Agency, from 1977 to 1981, and as Admiral, United States Navy, and Deputy Director, Central Intelligence Agency, from 1981 to 1982. He has been a Director of SBC since March 1985. Admiral Inman is a Director of Fluor Corporation; Science Applications International Corporation; Temple-Inland Inc.; and Xerox Corporation. He is a member of the Finance/Pension Committee and the Human Resources Committee.


DIRECTORS SERVING UNTIL THE 1996 ANNUAL MEETING
(GROUP C)

JAMES E. BARNES, age 61, is Chairman of the Board and Chief Executive Officer, MAPCO Inc., Tulsa, Oklahoma, and has served in this capacity since January 1992. Mr. Barnes was Chairman of the Board, Chief Executive Officer and President of MAPCO Inc. from May 1986 through December 1991. Mr. Barnes has been a Director of SBC since November 1990. Mr. Barnes is a Director of BOK Financial Corp.; Kansas City Southern Industries, Inc.; and MAPCO Inc. He is a member of the Audit Committee and the Corporate Development Committee.

SYBIL C. MOBLEY, age 69, is Dean of The School of Business and Industry at Florida A&M University, Tallahassee, Florida. Dr. Mobley has been a Director of SBC since May 1989. She is a Director of Anheuser-Busch Companies, Inc.; Champion International Corporation; Dean Witter, Discover & Co.; Hershey Foods Corporation; and Sears, Roebuck & Co. She is a member of the Audit Committee and the Corporate Public Policy and Environmental Affairs Committee.

HASKELL M. MONROE, JR., age 63, is Professor of History at The University of Missouri-Columbia, Columbia, Missouri, and has served in this capacity since July 1987. Dr. Monroe was also Chancellor at the University of Missouri-Columbia, Columbia, Missouri, from July 1987 through December 1991. He has been a Director of SBC since October 1983. Dr. Monroe served as a Director of Southwestern Bell Telephone Company from 1982 to 1983. He is the Chairman of the Corporate Public Policy and Environmental Affairs Committee and a member of the Finance/Pension Committee.

PATRICIA P. UPTON, age 56, is President and Chief Executive
Officer of Aromatique, Inc., Heber Springs, Arkansas. Mrs. Upton has been a Director of SBC since June 1993. She is a member of the Audit Committee and the Corporate Public Policy and
Environmental Affairs Committee.

EDWARD E. WHITACRE, JR., age 53, is Chairman of the Board and Chief Executive Officer of SBC and has served in this capacity since January 1990. Mr. Whitacre has been a Director of SBC since October 1986. He is a Director of Anheuser-Busch Companies, Inc.; Burlington Northern Inc.; Emerson Electric Co.; and May Department Stores Company. He is the Chairman of the Executive Committee and a member of the Corporate Development Committee and the Finance/Pension Committee.


DIRECTORS SERVING UNTIL THE 1997 ANNUAL MEETING
(GROUP A)

CLARENCE C. BARKSDALE, age 62, is Vice Chairman, Board of Trustees, Washington University, St. Louis, Missouri, and has served in this capacity since July 1989. Mr. Barksdale was Chairman of the Board and Chief Executive Officer of Centerre Bancorporation from 1978 to 1988 and Chairman of the Board of Centerre Bank N.A. from February 1985 through December 1988.
Mr. Barksdale was Vice Chairman of Boatmen's Bancshares, Inc., from January through June 1989. He has been a Director of SBC since October 1983. Mr. Barksdale served as a Director of Southwestern Bell Telephone Company from 1982 to 1983. He is a member of the Audit Committee and the Corporate Public Policy and Environmental Affairs Committee.


RUBEN R. CARDENAS, age 64, is an attorney whose Professional Limited Liability Company is a Partner in the law firm of Cardenas, Whitis & Stephen, L.L.P., McAllen, Texas. Mr. Cardenas has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1975 to 1983. Mr. Cardenas is a Director of Cullen/Frost Bankers, Inc. He is the Chairman of the Audit Committee and a member of the Corporate Public Policy and Environmental Affairs Committee.


MARTIN K. EBY, JR., age 60, is Chairman of the Board and Chief Executive Officer and President of The Eby Corporation, Wichita, Kansas. Mr. Eby has been a Director of SBC since June 1992. He is a Director of Intrust Financial Corporation and Intrust Bank, N.A. He is a member of the Audit Committee and the Corporate Development Committee.

CHARLES F. KNIGHT, age 59, is Chairman and Chief Executive Officer of Emerson Electric Co., St. Louis, Missouri. Mr. Knight has been a Director of SBC since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1974 to 1983. Mr. Knight is a Director of Anheuser-Busch Companies, Inc.; The British Petroleum Company p.l.c., London, England; Emerson Electric Co.; and International Business Machines Corporation. He is the Chairman of the Corporate Development Committee and a member of the Executive Committee and the Finance/Pension Committee.

CARLOS SLIM HELU, age 55, is Chairman of the Board of Grupo Carso, S.A. de C.V., Mexico, and since January 1991 has been Chairman of the Board of Telefonos de Mexico, S.A. de C.V., Mexico. Ing. Slim has been a Director of SBC since
September 1993. He is a Director of Telefonos de Mexico, S.A. de C.V. He is a member of the Corporate Public Policy and Environmental Affairs Committee and the Finance/Pension Committee.


Compensation of Directors


Directors who are also employees of SBC or its subsidiaries receive no cash compensation for serving as Directors or as members of Board committees. Directors who are not employees of SBC or its subsidiaries receive a $35,000 annual retainer, $1,500 for each Board meeting attended and $1,200 for each committee meeting attended. Excluding employee Directors, the chairman of each committee receives an additional annual retainer of $5,000. Directors may elect to defer the receipt of all or part of these fees and retainers and earn a variable rate of interest, adjusted quarterly, equal to the average rate paid on commercial paper issued by SBC and its subsidiaries.



Non-employee Directors may receive pension payments for life following their retirement from the Board. A non-employee Director must have served on the Board for five years prior to retirement to be eligible to receive payment. Eligible non-employee Directors will receive, in quarterly installments, annual amounts equal to 10 percent of the annual retainer (exclusive of Board and committee meeting fees) in effect at the time of termination of Board service, multiplied by the number of years of service, not to exceed 10 years. If a participant dies prior to the expiration of 10 years from his or her date of retirement, his or her beneficiary will be entitled to receive the payments for the remainder of the 10-year period. If an eligible non-employee Director dies while still serving on the Board, a pre-retirement death benefit will be paid as though the individual had retired on the date of death.


SBC provides each non-employee Director with travel accident insurance while the Director is on SBC business, along with $100,000 of group life insurance. The total premiums during 1994 for these policies were $750 for the travel accident insurance and $7,020 for the group life insurance. Directors also received certain telecommunications services and equipment from subsidiaries of SBC or were reimbursed for such services and equipment provided by other companies. The value of telecommunications services and equipment received, or for which reimbursement was provided, together with amounts necessary to offset the Directors' federal tax liabilities, computed at maximum marginal rates, including tax surcharges, resulting from such services and benefits, averaged $8,640 per non-employee Director in 1994. Employee Directors receive similar services and equipment in connection with their service as officers of SBC.


Each non-employee Director who joins the Board after August 1, 1994, will receive 1,000 shares of restricted stock of SBC upon joining the Board, together with amounts necessary to offset the Director's federal tax liabilities resulting from the grant, computed at maximum marginal rates, including tax surcharges. All shares of stock will be restricted from sale for a period of five years from grant or until the recipient ceases being a Director, whichever occurs first. Each incumbent non-employee Director who held office on August 1, 1994, also received the same benefit.


COMMON STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth the beneficial ownership of Common Stock as of December 31, 1994, by each Director and each officer named in the Compensation Charts on pages 26-31. As of that date, the Directors and officers listed both individually and as a group owned less than one percent of the outstanding Common Stock.


                     Shares of Common Stock                 Total
                       Voting and               Options   Beneficial
                       Investment                  to     Ownership
                   ---- Power  ----     Sole    Purchase  (including
Name of                                Voting    Common    options)
Beneficial Owner    Sole      Shared   Power     Stock
                                                  (1)

Edward E.          200,173  15,834    577      317,068   533,652
Whitacre, Jr.

James R. Adams     93,191   19,815    745      82,182    195,933

Clarence C.        3,000    0         0        0         3,000
Barksdale

James E. Barnes    1,000    2,000     0        0         3,000

Jack S. Blanton    16,000   35,000    0        0         51,000
(2)

August A. Busch    4,126    144       0        0         4,270
III

Royce S. Caldwell  15,928   8,122     194      50,444    74,688

Ruben R. Cardenas  8,264    0         0        0         8,264

William E. Dreyer  26,906   6,514     54       51,764    85,238

Martin K. Eby,     10,000   0         0        0         10,000
Jr.

Charles E. Foster  19,194   7,526     672      71,852    99,244

Tom C. Frost       5,026    88        0        0         5,114

Jess T. Hay        10,000   0         0        0         10,000

Bobby R. Inman     1,600    0         0        0         1,600

Charles F. Knight  7,000    0         0        0         7,000

Sybil C. Mobley    1,679    0         0        0         1,679

Haskell M.         1,009    4,338     0        0         5,347
Monroe, Jr.

Carlos Slim Helu   1,000    0         0        0         1,000

Patricia P. Upton  1,215    0         0        0         1,215

All executive
officers and
Directors as a
group (consisting  477,740  131,798   3,748    751,134   1,364,420
of 24 persons,
including those
named above)


Shares held by officers in the Savings Plan are included in the table as of November 30, 1994. Additional shares may have been accumulated under this plan since that date.

(1) Represents presently exercisable employee stock options and those which will become exercisable within 60 days of the date of this table.

(2) Of the reported shares, Mr. Blanton disclaims beneficial ownership of 15,000 shares which are held by Mr. Blanton as Trustee for the benefit of family members.

VOTING

Each share of Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. Except as otherwise noted below, all matters submitted at the Annual Meeting shall be determined by a majority of the votes cast. Shares represented by proxies that are marked "withhold authority" with respect to the election of one or more nominees for election as Directors, proxies that are marked "abstain" on other proposals, and proxies that are marked to deny discretionary authority on other matters will not be counted in determining whether a majority vote was obtained in such matters. If no directions are given and the signed card is returned, the members of the Director's Proxy Committee will vote the shares for the election of all listed nominees and in accordance with the Directors' recommendations on the other subjects listed on the proxy card, and at their discretion on any other matter that may properly come before the meeting. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote.


As described more fully later in this Proxy Statement, the Board of Directors will submit to the Shareowners at the 1995 Annual Meeting a proposal to amend SBC's Restated Certificate of Incorporation to change the company name to SBC Communications Inc. Under Delaware law, in order for a proposal to amend the Restated Certificate of Incorporation to pass, a majority of the outstanding shares of Common Stock entitled to vote on the proposal must approve the amendment. In this instance, abstentions and broker non-votes will have the same effect as a vote against the proposal.


ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The following Group B Directors have been nominated by the Board of Directors on the recommendation of the Human Resources
Committee for election to three-year terms of office that will expire at the 1998 Annual Meeting:

        Jack S. Blanton         Jess T. Hay
        August A. Busch III     Bobby R. Inman
        Tom C. Frost

Shares represented by the accompanying form of proxy will be voted for the election of the nominees, unless other instructions are shown on the proxy card. If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a Director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees would be unavailable or unable to serve.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES
LISTED IN GROUP B ABOVE.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Item 2 on Proxy Card)

Subject to shareowner ratification, the Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP to serve as independent auditors of SBC for the fiscal year ending December 31, 1995. This firm has audited the accounts of SBC since 1983 and the accounts of Southwestern Bell Telephone Company for many years. If shareowners do not ratify this appointment, the Board will consider other independent auditors. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to questions.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF
THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.


DIRECTORS' PROPOSAL TO APPROVE THE CHANGE IN THE COMPANY'S NAME

(Item 3 on Proxy Card)


Your Board of Directors proposes and recommends to the Shareowners for their approval an amendment to SBC's Restated
Certificate of Incorporation to change the name of the corporation by amending Article One to read: "The name of the corporation is SBC Communications Inc."



Southwestern Bell Corporation has been a prominent name in communications since its divestiture in 1984 from the American Telephone and Telegraph Company (now AT&T Corp.). This name was an appropriate choice for your company at that time since almost all of its revenues were derived from its telephone subsidiary, Southwestern Bell Telephone Company. However, because of the diversification of your company beyond its geographical and local telephone exchange origins, your Board believes it is time to adopt a new name for the parent company and to acknowledge its place as an international provider of a wide variety of communications goods and services.



Your Board does not intend to change the name of your company's telephone subsidiary, Southwestern Bell Telephone Company, which provides local exchange, network access and intraLATA toll services within the five-state region of Arkansas, Kansas, Missouri, Oklahoma and Texas. This name, in use since 1917, is a valuable asset, widely recognized and associated with reliability, quality, strength and responsive customer service.



However, the original rationale for using the Southwestern Bell name as part of the parent company's name no longer holds. The parent company has aggressively expanded beyond the provision of local telephone service, with the result that its non-telephone company businesses now provide approximately 35 percent of the parent company's net income, and that figure is expected to continue to grow. Your company's wireless communications subsidiary now operates in Chicago, Washington, D.C., Boston, Baltimore, upper New York state (including Rochester, Syracuse, Buffalo and Albany), Dallas/Fort Worth, and St. Louis, as well as in numerous other communities. Other subsidiaries have interests in telecommunications, cable television, publishing or other communications operations in Mexico, England, France, Australia and Israel. Another subsidiary provides telephone equipment across the United States and in several foreign countries. Your company has expanded far beyond its southwestern origins.



To recognize the proud history of the company and yet acknowledge the company's move beyond its geographical and business origins, your Board recommends the adoption of SBC Communications Inc. as the company's new name. The new name already enjoys some recognition in the marketplace. SBC has been our stock exchange ticker symbol since 1984 and has been used in a variety of applications. For example, several of our subsidiaries, including our international subsidiary, SBC International, Inc., use SBC in their name. In addition, since October 1994, your company has been doing business under the proposed new name.


The company has also adopted a new logo incorporating the initials SBC, which appears on the cover of this proxy statement. The new logo replaces the old Bell symbol, which will continue to be used by our telephone company and certain other subsidiaries. Your Board believes the new name and logo reflect the fact that our company has grown from a regional telephone service provider to a multi-faceted global communications business.



YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE
PROPOSAL TO AMEND ARTICLE ONE OF SBC'S RESTATED CERTIFICATE OF
INCORPORATION  TO READ:  "THE NAME OF THE CORPORATION IS SBC
COMMUNICATIONS INC."


SHAREOWNER PROPOSAL A

(Item 4 on Proxy Card)

Bertram H. Behrens of 17300 Bismark Road, White Lake, Wisconsin
54491, the owner of 60 shares of Common Stock, has indicated he intends to propose the following resolution for action at the Annual Meeting:

My stockholders proposal is a very simple - but important - one.
It is this:

That beginning with the election (by the stockholders) of any new non-employee directors to the Board of Directors, no "retirement pay" or "pension" be paid to them. This is not to apply to those presently on the board or presently receiving "retirement pay" or "pension," but it is to apply to any new non-employee director.

Shareowner's Supporting Statement

According to the 1994 proxy statement, "Directors who are not employees of the Corporation or its subsidiaries receive a $35,000 annual retainer." A non-employee director must be on the Board for five years before being eligible for "retirement pay" or "pension," but then upon leaving the firm he receives for life 10% of the $35,000 for each year on the Board! For being on the Board for five years he receives 50% of $35,000; for six years he receives 60% of $35,000, etc. Boy! Does he ever have it made! Most of us work a lifetime for that kind of "retirement pay" or "pension"!

And usually a director is not only a director on one board; he's a director on several boards. For example, in the 1994 Southwestern Bell Corporation election of directors the six non-employee directors were all on the boards of other firms in addition to Southwestern Bell. One of them was on four other boards. Think of the kind of money some of the former directors are making just with retirement pay! We stockholders must put our foot down and put a stop to this ridiculous retirement pay. The Board of Directors met eight times in 1993. In my opinion all they do anyway is to rubber-stamp what the full-time employees ask them to. We stockholders must protect our own interests and vote "yes" to this proposal

YOUR DIRECTORS' POSITION


Your Board of Directors believes that the best interests of your company are served by having talented and experienced individuals serving as outside Directors. To attract and retain these highly sought-after individuals, SBC must provide a competitive total compensation package. Retirement benefits are a common element of Director compensation at large corporations. A 1993 survey by a nationally recognized compensation and benefits consulting firm found that over 70 percent of the Fortune 150 industrial companies provide retirement plans to their outside Directors.
In addition, each of the other major telecommunications carriers, including Ameritech, Bell Atlantic, BellSouth, NYNEX, Pacific Telesis, U S West, AT&T Corp., GTE and MCI, offer similar retirement packages.


SBC believes that including retirement benefits in the total package of compensation for Directors is appropriate. The retirement plan provides each Director who has served at least five years a pension equal to 10 percent of their annual retainer for each year of service, not to exceed their retainer at retirement, which is presently $35,000. This is a modest benefit in light of the responsibility, commitment and challenge of the position. Each Director brings to the company proven experience and judgment that is so critical to guide SBC in an ever more increasingly complex business environment. The company makes retirement plans available to substantially all of its employees, and it is appropriate to make retirement benefits available to the Directors as well.


ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST"
THIS SHAREOWNER PROPOSAL.


SHAREOWNER PROPOSAL B

(Item 5 on Proxy Card)

Theodore F. Vick of 5245 E. Enrose St., Mesa, Arizona 85205, the holder of 252 shares of Common Stock, has indicated he intends to propose the following resolution for action at the Annual
Meeting:

Be It Resolved:

That, in the future, we recommend the Board of Directors should:
     1) Limit total compensation paid annually to any one employee to a maximum of one million dollars; and
     2) Limit stock options to a number whose potential realizable gain, considering an annual 10 percent appreciation over ten years, not exceed one million dollars; and
     3) Base pensions solely on annual base salary, excluding any other compensation; and
     4) Take all legal steps available to bring existing agreements and contracts within the scope of this proposal

Shareowner's Supporting Statement

I, as a shareholder, in approving previous incentive and pension proposals neither contemplated nor envisioned annual multimillion dollar bonuses; stock option awards having potential gain of multimillion dollars; annual pensions totaling more than a million dollars would be the outcome.

HOW EMPLOYEES HAVE FARED

Employees have been reduced by 13,500.

The nation's poor and homeless are growing in number and the middle class is shrinking, but corporate executive compensation is reaching new highs.

Historically the number of employees on the payroll has been a measure of the corporation's success and future growth. Today they herald its reduction as a measure of management's accomplishments and results in greater compensation.

HOW SHAREHOLDERS HAVE FARED

Book Value/Share increased $.97 cents from 1984 to 1993, 8.28% in ten years; an average of less than 1% a year.

Debt Ratio increased 8.5% from 1984 to 1993;  $524,000,000 or
$.87/share.

Dividend grew $.58, from $.93 to $1.51; however, in the last three years the annual increase has fallen to average of 3% from 6.8% in the prior six years, a reduction in growth of 44%.

Operating Income vs. Operating Revenue:
 Decreased 4.7% from 1984 to 1993; $492,000,000; $.82/share this has taken place though:
   1) Network access lines increased 24% since 1984
   2) Access minutes use increased 64% since 1985
   3) Cellular customers increased 2 hundred fold
   4) Long distance messages increased 46%
   5) Employees have decreased (18.7%)
      Assuming average wage of $25,317/employee, a potential operating revenue increase of $341,779,500; $.57/share.

HOW EXECUTIVES HAVE FARED

CEO 1993 compensation (Business Week) was 149 times average factory workers' earnings ($25,317).

Southwestern Bell Compensation Packages Include:
   1) Base salary
   2) Annual cash bonus
   3) Stock options
   4) Long term incentive plans
   5) Other annual compensation
   6) All other compensation
   7) Pension plans
   8) Senior management supplemental retirement income plan
   9) Control severance agreements.

HOW TOP 5 EXECUTIVES HAVE FARED

                                                      Potential
                              %                  Realizable Value
              Compensation   Inc.   Projected        of Stock
                  1993       Over     Annual       Options/SARs
                             1991    Pension    Granted in 1993 at
                                     Benefits       SEC Assumed
                                                  Appreciation of
                                                        10%

Whitacre       $ 4,436,687    93   $ 1,651,400     $ 18,660,679
Pope           2,415,733      54      731,700        6,509,655
Adams          1,965,792      46      530,200        3,623,050
Dreyer         1,213,397      87      351,400        2,990,728
Foster         1,149,705      76      390,100        3,771,834

CONCLUSION

The number of incentive plans is too many and too lenient in their interpretation when measuring meeting of goals. Overly generous compensation awards result.

It is time for us to voice our opinion on compensation limits used for senior management. Seeking guide lines would be a prudent board policy since the guide lines would reflect the views of the real owners, the shareholders.

YOUR DIRECTORS' POSITION


Your Board of Directors strongly disagrees with the proponent's view of your company and of how our shareowners have fared. SBC has delivered excellent results for its shareowners, producing a total return of 741 percent (stock price appreciation plus reinvested dividends) since its divestiture from AT&T Corp. in 1984 -- the best of any of the regional Bell companies and significantly better than the 405 percent total return for the Standard & Poor's 500 Index during the same period. Total return is one of the best means by which a shareowner can measure his or her success, yet it is conspicuously absent from the proponent's analysis.


The proponent also ignores other financial results that typically play key roles in evaluating the company's performance, including, for example, the company's dramatic increases in earnings. Through its earnings strategies, your company has registered double-digit percentage earnings increases in each of the past three years, 14.9 percent in 1994 alone, a record unmatched by any other former Bell company. Your company has achieved this performance by anticipating and responding to changes in a difficult operating environment, which in recent years has included technological advances, regulatory changes and an expansion of competition and markets. Your company has met these challenges by controlling costs, focusing on improved service and diversifying into high-growth areas such as wireless services and international communications.

While avoiding any reference to these significant results, the proponent relies on misleading data that bears little relevance to the proposal. An examination of book values or debt ratios, taken out of the context of the overall financial results, has little value. Moreover, the proponent's discussion of book values and debt ratios ignores the impact of changes in the accounting standards relating to postretirement benefits, postemployment benefits and income taxes, which were mandated for all U.S. corporations. These accounting changes affected the financial results beginning in 1993, limiting the value of direct comparisons between 1984 and 1993 financial results. For example, without the change in the accounting rules, the book value of the company for 1993 would have been $16.15 per share, an increase of $4.44 per share or 37.9 percent over 1983 (not the 8.28 percent increase put forth by the proponent), and the debt ratio would have decreased to 41.38 percent (not increased by 8.5 percent as indicated by the proponent).


The proponent also asserts that the dividend increases in the last three years have "fallen to average of 3% from 6.8% in the prior six years." The proponent fails to recognize that a reduction in the rate of dividend growth allows the company to invest more funds in its business, including diversification and expansion efforts -- growth that we believe will increase our earnings and our long term returns to our shareowners.
Similarly, as we have expanded into new operating areas and faced new competition and tough regulatory bodies, our operating margins have narrowed; however, as shown by our earnings and stock growth, your company's responses to these challenges have allowed it to continue to add significant value for our shareowners.


Your Board of Directors believes that the company could not have achieved this success without the highly talented group of employees who serve the company. Your Board of Directors believes it is in the best interests of the company and its shareowners that the company be served by experienced and proven officers and employees. To attract and retain these highly sought-after individuals, the company provides a competitive compensation package (described beginning on page 21) developed in consultation with a nationally recognized compensation and benefits consulting firm.

Moreover, in recent years your Board has placed significantly more emphasis on incentive-based compensation. This is compensation which is only paid if specific performance objectives are achieved, rewarding our management and employees only when our shareowners benefit. When the company's performance objectives are not met, this compensation is reduced or eliminated. Similarly, when shareowners reap rewards through the exceptional performance of our employees, your Board believes these employees should be appropriately rewarded.


Your Board believes it is crucial that it retain the flexibility to develop compensation programs which are designed to encourage the building of value for our shareowners. It is only in this way that your company may attract and retain those persons who are most likely to develop and execute the strategies necessary to enhance the investment each of us has in SBC.



ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST"
THIS SHAREOWNER PROPOSAL.


SHAREOWNER PROPOSAL C

(Item 6 on Proxy Card)

Rabbi  Benno M. Wallach of 19803 White Dove Trail, P.O. Box  246,
Crosby, Texas 77532, the owner of 1,000 shares of Common Stock, has indicated he intends to propose the following resolution for action at the Annual Meeting:

WHEREAS it is the corporation's current practice to report stockholders' votes on proposals submitted at the annual meeting as either affirmative or negative, and

WHEREAS such reportage may present a distorted perspective of the true desires of the stockholders, therefore be it hereby


RESOLVED, that it is the sense of the shareholders that their interest will best be served if the outcome of the voting at the corporation's annual meeting, and all future annual meetings, will be reported in the following manner:


A. The number of votes cast affirmatively by voting stockholders for a specific proposal, and the percentage of the total vote this constitutes; and

B. The number of votes cast by voting stockholders against a specific proposal, and the percentage of the total vote this constitutes; and

C. The number of votes cast as abstentions on a specific proposal by voting stockholders; and the percentage of the total vote this constitutes; and

D. The number of votes cast by management, either affirmatively or negatively, on behalf of stockholders who did not avail themselves of the right to vote, and the percentage of the total vote this constitutes,

AND BE IT FURTHER RESOLVED that to effectuate such reporting the shareowners request the appropriate corporate decision makers to institute above outlined procedures beginning with the reporting of the voting results of the 1995 annual meeting.

Shareowner's Supporting Statement

Under the current system of voting it is entirely possible that management can impose its will on a proposal even though the majority of the voting stockholders are opposed to it. While it may be necessary to retain the current voting system in order to carry on the orderly administration of the corporation's work, the proposed system of reportage will indicate whether and in what fashion management is actually carrying out the desires of the stockholders. This method of reporting may also persuade stockholders who usually do not vote, fearing that their votes are unimportant, to avail themselves of the franchise in the future.

If you agree, please mark your proxy FOR this proposal.

YOUR DIRECTORS' POSITION

Your Board of Directors believes this proposal would require an unjustified expense of your company.


Under present practices, the company publicly reports shares voted for and against all matters acted upon at the meeting, as well as abstentions. This shareowner proposal would require the company to also break down and separately count the different methods used by shareowners to indicate their votes. Specifically, the proxy card allows shareowners to instruct the Proxy Committee as to how their shares are to be voted by checking individual boxes for, against, or abstain with respect to each proposal, or the shareowners may vote by signing the card without checking the boxes. If the proxy card is signed without boxes being checked, the proxy card expressly provides that the shares will be voted in accordance with the recommendations of your Board, also described on the proxy card. This proposal would require the company to count and report the number of shares voted by shareowners who check the boxes separately from shareowners who voted solely by signature on the proxy cards.



The proposal would require the expenditure of over $100,000 in additional tabulation and programming expenses to be able to separately identify the methods by which shares were voted. Your Board believes this would be an inappropriate use of the company's assets. This method of voting is universally used and accepted by publicly held companies and brokerage houses in the United States. It serves no purpose to examine the personal methods by which each of our one million shareowners provide their voting directions.



ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST"
THIS SHAREOWNER PROPOSAL.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Human Resources Committee, composed entirely of independent, outside Directors, is responsible for establishing and administering SBC's policies involving the compensation of officers. No employee of SBC serves on the Committee. During the 1994 fiscal year the members of the Committee were (and are currently): Jack S. Blanton (Chairman), August A. Busch III,
Jess T. Hay and Admiral Bobby R. Inman. Mr. Busch is Chairman of the Board and President of Anheuser-Busch Companies, Inc., where Mr. Whitacre also serves as a member of the Board of Directors.

EXECUTIVE COMPENSATION

Report of the Human Resources Committee on Executive Compensation
The Human Resources Committee of the Board of Directors has furnished the following report with respect to executive compensation for 1994:


The Human Resources Committee's responsibilities include establishing policies governing the compensation of officers and other key executives of SBC and its subsidiaries. The Committee is composed of four non-employee Directors.


The Committee's principal objective in establishing compensation policies is to develop and administer a comprehensive program designed to attract and retain outstanding managers who are most likely to enhance the profitability of SBC and create value for our shareowners. The policies are designed to attract and retain high-quality executives, to encourage them to make career commitments to SBC and to accomplish SBC's short and long term objectives. To achieve these results, the Committee, in consultation with a nationally recognized compensation and benefits consulting firm, has developed a compensation program that combines annual base salaries with annual and long term incentives principally tied to the performance of SBC and SBC's Common Stock. The principles used by the Committee in developing the program include the following:

- In order to align the financial interests of SBC's executives with those of SBC and its shareowners, a significant portion of executive compensation should be "at risk" and tied to the achievement of certain short and long term performance objectives of SBC.

- Ownership of SBC's Common Stock by executives should be encouraged through SBC's compensation program.

- Sustained superior performance by individual officers should be recognized. Superior performance is defined as enhancing the profitability of SBC and creating value for shareowners. This may be demonstrated by actions such as increasing revenues, reducing expenses, efficiently deploying capital, and improving service and product quality, while always complying with the high ethical standards established by SBC for the conduct of its officers and employees.

     The Committee is responsible for the establishment of salaries and bonuses for officers of SBC, including Named Officers employed by SBC. Similar compensation for officers of subsidiaries, including any subsidiary officers who may be deemed to exercise key policy-making activities on behalf of SBC, are determined by the Boards of Directors of the subsidiaries using recommendations and policies set out by the Committee. The Committee is also responsible for determining long term awards for the senior managers of SBC and its subsidiaries.


     ANNUAL BASE SALARY The Committee has established a policy, which it continued in 1994, that annual base salaries for officers will be market-based; that is, the salaries will, generally, be based upon a review of salaries for similar positions in the 50th percentile of a group of companies with similar revenues (the "Comparator Group"), developed in consultation with the Committee's outside compensation consultant. The majority of the companies selected for salary comparison purposes are companies having telecommunications or related operations for which compensation data is available. Accordingly, the Comparator Group includes the companies in the Stock Performance Graph on page 34, except for one company with respect to which information was not available. Where an officer's salary significantly differs from the market-based salary, the Committee's objective is to move the officer's salary gradually to the market-based salary for his or her position, unless the officer has been assigned to a lower rated position because of a particular need of the business. The Committee may, at its discretion, choose to pay above the 50th percentile of the market because of sustained superior performance.


     INCENTIVES In order to create incentives for superior efforts on behalf of SBC and to allow employees to share in the success of SBC for which they are responsible, the Committee has decided to make a significant portion of an officer's total compensation dependent upon the annual and long term performance of SBC.

     Annual Incentives During 1994, officers and other key executives, other than Mr. Whitacre, participated in an annual incentive plan administered by the Committee. Under the plan, each officer may receive an annual bonus contingent upon the yearly performance of the SBC business to which the officer is assigned.


     A target award for each officer and the specific performance objectives applicable to the officer, composed of an earnings goal and a service goal, are established prior to the beginning of the year. Earnings goals are given approximately three times as much weight as service goals. Service goals are based upon the quality of service provided by the company or its subsidiaries as measured through surveys. The targets are set with a view toward making an officer's combined target award and base salary fall between the 50th and 75th percentile of the Comparator Group, as determined by the Committee's outside compensation consultant. Officers receive their full target awards only if their respective earnings and service objectives are met or exceeded. If less than the combined earnings and service objectives are achieved, the target award will be reduced in progressively increasing proportions. During 1994, the combined earnings and service objectives established for each of the Named Officers were exceeded.


  As part of the annual incentive plan, the Committee has discretion to award individual officers an additional amount based upon the performance of SBC and its subsidiaries, an overall evaluation of each officer's performance, and/or the contribution of the officer to increasing shareowner value. For the 1994 calendar year, the Committee made discretionary awards to reflect the outstanding results achieved by SBC and its subsidiaries and to recognize individual achievement.


  Long Term Incentives SBC, since its inception, has provided stock-based long term incentives to officers and other key executives of SBC and certain subsidiaries through the Long Term Incentive Plan. This element of the total executive compensation program is intended to tie the executive's financial interests to those of our shareowners through the establishment of long term performance awards and the payment of awards in Common Stock or in cash based upon the price of Common Stock. This plan rewards the achievement of SBC's earnings goals as well as increases in the price of SBC's Common Stock. The plan operates by granting each officer, including all of the Named Officers, a specific number of units, each equivalent in value to a share of Common Stock, based on the total of all long term type awards granted to approximately the 50th percentile of the Comparator Group, as determined by the Committee's outside compensation consultant.
In addition, the Committee, at its discretion, may grant units beyond the median to persons who have exhibited superior performance during the prior year (these additional units are for two-year performance periods). At the end of the performance period, a percentage of the units, not to exceed 100 percent of the units granted, is paid out (i.e., converted into Common Stock and/or cash), equivalent to the average percentage achievement of SBC's yearly earnings goals. No awards are paid out if SBC fails to achieve 80 percent of its average earnings goals. Various officers, including all of the Named Officers, received grants of 1994-1996 performance period units. In addition, based upon the Committee's evaluation of their 1993 performances, including Mr. Whitacre's, as excellent, the Committee made discretionary grants of units for the 1994-1995 performance period. (The performance objectives for the 1994-1996 and 1994-1995 units are described below the table titled, "Long Term Incentive Plans - Awards in Last Fiscal Year.")


  In 1994, SBC's officers received the payout of the Long Term Incentive Award for the 1991-1993 performance period. The Committee determined that during this performance period SBC exceeded the earnings goals set by the Committee. In accordance with a predetermined formula, 100 percent of the target numbers of units granted to the officers were distributed in the form of cash and/or Common Stock, as elected by each officer. Each of the Named Officers elected to receive his award half in Common Stock and half in cash.

  The Committee also recognizes the importance of stock options as a means to further tie the executive's financial interests directly to those of our shareowners. As a result, the Board asked the shareowners to approve the 1992 Stock Option Plan, which they did at the 1992 Annual Meeting. This program is intended to link the executives' and shareowners' interests by basing a portion of the executive's compensation on the performance of SBC's Common Stock. To strengthen the linkage between executives and shareowners, the Committee granted additional options to the officers, including all of the Named Officers, as well as mid-level executives, during the year. The Committee decided to grant the options by level of responsibility, rather than individualizing the grants. The Committee granted each executive in a responsibility level the same number of options as all other executives in the same level, without regard to other compensation or the number of options or shares then held by the executive.

  The company also provides several alternatives for its managers to invest a portion of their salaries and annual incentive awards in SBC Common Stock, thereby giving these managers an even greater stake in the performance of SBC. One such opportunity is the Stock Savings Program, under which mid-level and upper-level managers may receive stock options based upon the number of shares purchased through the program with payroll deductions.

  COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER The foregoing criteria were applied by the Committee to determine the compensation for the Chairman of the Board and Chief Executive
Officer, Mr. Whitacre, for the last fiscal year.

  The Committee established Mr. Whitacre's annual base salary for 1994, targeted to the median base salary paid by companies in the Comparator Group.


  Mr. Whitacre's annual incentive bonus is determined under the Key Executive Officer Short Term Incentive Plan, which was approved by shareowners at the 1994 Annual Meeting. Under this plan, Mr. Whitacre may receive an annual bonus contingent upon the yearly performance of SBC. Annually, performance objectives, which for 1994 were an earnings goal and a service goal, are established for Mr. Whitacre in the same manner as the annual incentive awards for other officers. Mr. Whitacre's target award, which may not exceed two times his salary, is set with the view of having the combined total of his base salary and 50 percent of his target award fall between the 50th and 75th percentile of the Comparator Group. The Committee has determined that if the company achieves its objectives, Mr. Whitacre will receive 50 percent of his target award; if less than the stated objectives are achieved, the award is reduced in progressively increasing proportions. In addition, based on his performance during the year, the Committee may adjust the award, but in no event may it exceed the target amount.


  During 1994, the earnings and service objectives established for Mr. Whitacre were exceeded. In addition, the Committee determined that Mr. Whitacre's performance during 1994 was of exceptional benefit to the company. As a result, Mr. Whitacre received 100 percent of his target amount.


  With respect to the Committee's determination that Mr. Whitacre performed exceptionally, it notes that during his tenure as Chairman and Chief Executive Officer, Mr. Whitacre has led the transformation of the company from a regional telephone company to that of a diversified, international telecommunications provider. By the end of 1994, approximately 35 percent of the company's earnings came from operations outside of its telephone subsidiary, the highest percentage of any former Bell holding company. In addition, under Mr. Whitacre's leadership, the company extended its record of consecutive annual earnings increases to 11 years in 1994, a record unmatched by any other former Bell holding company. During this same period, SBC's total return (stock price appreciation plus reinvested dividends) exceeded that of the Standard & Poor's 500 Index and every other former Bell holding company.



  The Committee believes that Mr. Whitacre's leadership was crucial to SBC's success in 1994 in an industry characterized by technological, regulatory and competitive changes. SBC's net income (before extraordinary charges and the cumulative effects of changes in accounting principles) increased 14.9 percent over 1993, SBC's third consecutive year of double-digit percentage earnings growth; SBC's cellular subsidiary continued to acquire significant cellular properties and achieved a market penetration of 7.4 percent at year end, the best of any major U.S. cellular company and more than double the industry average; and the number of SBC's telephone subsidiary's access lines increased by 467,000 during 1994, the largest annual increase in the company's history. Also during 1994, SBC increased its international activity, acquiring an indirect 10 percent interest in one of France's two cellular companies and being selected as a partner in a major cellular venture in the Republic of Korea.




  Mr. Whitacre, along with the other Named Officers, received stock options and participated in the Long Term Incentive Plan.
These matters are discussed under "Long Term Incentives", above.




  LIMIT ON DEDUCTIBILITY OF CERTAIN COMPENSATION In 1993 Congress adopted legislation that prohibited publicly held companies, such as SBC, from deducting certain compensation paid to a Named Officer that exceeds $1,000,000 during the tax year. However, if a portion of the compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the shareowners, then the corresponding deduction will not be limited by the legislation. In compliance with this legislation, the Board of Directors adopted the Key Executive Officer Short Term Incentive Plan (which was approved by shareowners at the 1994 Annual Meeting), which will allow SBC to continue to deduct compensation paid under the plan that might otherwise be non-deductible. In addition, the Committee has modified applicable plans to comply with the legislation and retain the deductibility of executive compensation.


  The Human Resources Committee:

  Jack S. Blanton, Chairman   Jess T. Hay
  August A. Busch III         Admiral Bobby R. Inman


Summary Compensation Table

The Summary Compensation Table below contains information concerning annual and long term compensation provided to the Chief Executive Officer and the other four most highly compensated executive officers of SBC (the "Named Officers") for services in all capacities to SBC, including service as an officer of Southwestern Bell Telephone Company ("SWBT"), for the fiscal years ending
December 31, 1994, 1993 and 1992.

                                                                      ----- Long Term Compensation---
                   ------- Annual Compensation-------------------     -- Awards--------      -Payouts-
                                                                                 Number
                                                             Other    Restric-  of            LTIP           All Other
Name and                                                    Annual    ted       Securit-      Payouts        Compensa-
Principal Position  Year   Salary       Bonus          Compensation   Stock     ies           (2)            tion
                                                                      Award(s)  Underly-                     (3)
                                                                                ing
                                                                                Options
                                                                                (1)

Edward E. Whitacre,  1994    $  762,000    $1,190,000     $  260,705    $   0    161,739       $ 1,948,146    $ 41,318
 Jr.
 Chairman of the     1993    $  762,000    $1,124,000     $  263,515    $   0    290,197       $ 2,246,215    $ 40,957
 Board and Chief
 Executive Officer   1992    $  642,000    $  886,050     $  208,132    $   0    243,296       $ 1,363,562    $ 32,644

James R. Adams       1994    $  428,000    $  325,000     $  144,629    $   0    40,125        $ 842,897      $ 22,831
 Group President     1993    $  428,000    $  399,000     $  133,283    $   0    56,691        $ 982,839      $ 22,670
                     1992    $  416,000    $  399,000     $  127,708    $   0    56,714        $ 737,383      $ 21,353

Royce S. Caldwell    1994    $  325,000    $  370,100     $   88,281    $   0    49,580        $ 366,544      $ 16,787
 President and Chief 1993    $  271,000    $  234,000     $  136,383    $   0    45,455        $ 407,244      $ 14,423
 Executive
 Officer-SWBT        1992    $  263,000    $  187,500     $   67,096    $   0    45,130        $ 290,522      $ 13,583

William E. Dreyer    1994    $  325,500    $  303,000     $   87,556    $   0    31,568        $ 478,469      $ 15,624
 Senior Executive    1993    $  325,500    $  283,500     $  104,410    $   0    46,504        $ 484,797      $ 15,190
 Vice President-
 External Affairs    1992    $  301,000    $  261,000     $   58,926    $   0    46,662        $ 349,343      $ 14,596

Charles E. Foster   1994     $  306,000    $  301,600     $   67,658    $   0    46,559        $ 406,837      $ 16,567
Group President     1993     $  306,000    $  258,400     $   74,556    $   0    58,757        $ 494,217      $ 16,532
                    1992     $  266,000    $  192,000     $   59,425    $   0    46,754        $ 356,242      $ 13,872


  (1) The number of options granted in 1992 has been restated to reflect a two-for-one stock split in May 1993, effected in the form of a stock dividend. SBC has not issued any stock appreciation rights to the Named Officers.

  (2) The Long Term Incentive Plan ("LTIP") payout is for the 1991-1993 performance period. All the Named Officers elected to receive 50 percent of their awards in SBC Common Stock and 50 percent in cash. During this same time, the market price of SBC Common Stock rose from $27.88 on January 2, 1991, to $41.50 on December 31, 1993
       (adjusted for the subsequent stock split), resulting in an increase in the value of Common
       Stock held by our shareowners of approximately
       $8.2 billion.

  (3) All Other Compensation for 1994 includes the benefits imputed to the Named Officers with respect to premiums on SBC-owned life insurance, as determined in accordance with IRS guidelines.
       For Messrs. Whitacre, Adams, Caldwell and Foster these amounts were $4,742, $2,287, $1,835 and
       $1,879, respectively. All other amounts reported under this heading represent employer matching contributions made to the Stock Savings
       Plan.




Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End
Option/SAR Values

The purpose of the following table is to report exercises of stock options and stock appreciation rights ("SARs") by the Named Officers during 1994 and the value of their unexercised stock options and SARs as of December 31, 1994.  None of the Named Officers
exercised stock options during 1994.  SBC has not issued any SARs to the Named Officers



                                               --Number of Securities-
                                                 Underlying Unexercised           Value of Unexercised
                                                  Options at Fiscal             In-the-Money Options at
                    Shares                       Year-End                         Fiscal Year-End (1)
                    Acquired      Value         -------------------       ---------------------------
Name                on Exercise   Realized      Exercisa-  Unexercis-     Exercisable   Unexercisable
                                                   able         able



Edward E.            0              $0           310,824    391,738       $ 1,395,333      $   570,203
 Whitacre,
 Jr.

James R. Adams       0              $0            74,152      84,124       $  411,768      $   109,078

Royce S. Caldwell    0              $0            47,060      93,579       $  237,839      $   109,078

William E. Dreyer    0              $0            50,559      75,567       $  267,341      $   109,078

Charles E. Foster    0              $0            62,094      90,558       $  260,100      $   109,078

  (1) Value of Unexercised Options based on the year end, December 30, 1994, stock price of $40.375.



Option Grants in Last Fiscal Year

The table below contains estimated present value of the stock options as of their issue date.




                    Number of
                   Securities   Percent of
                   Underlying      Total      Exercise or
                     Options      Options      Base Price    Expiration     Grant Date
Name                 Granted    Granted to     ($/Share)        Date        Present Value
                               Employees in
                                  Fiscal
                                  Year(2)

Edward E.          6,244           0.12%       $    40.375    02/01/04      $   51,138
Whitacre, Jr.
                   150,000 (1)     2.91%       $    41.875    08/01/04      $   1,485,000
                   5,495           0.11%       $    41.875    08/01/04      $   56,708

James R. Adams     8,030           0.16%       $    40.375    02/01/04      $   65,766
                   29,000 (1)      0.56%       $    41.875    08/01/04      $   287,100
                   3,095           0.06%       $    41.875    08/01/04      $   31,940

Royce S. Caldwell  3,384           0.07%       $    40.375    02/01/04      $   27,715
                   44,000 (1)      0.85%       $    41.875    08/01/04      $   435,600
                   2,196           0.04%       $    41.875    08/01/04      $   22,663

William E. Dreyer  1,205           0.02%       $    40.375    02/01/04      $   9,869
                   29,000 (1)      0.56%       $    41.875    08/01/04      $   287,100
                   1,363           0.03%       $    41.875    08/01/04      $   14,066

Charles E. Foster  9,758           0.19%       $    40.375    02/01/04      $   79,918
                   29,000 (1)      0.56%       $    41.875    08/01/04      $   287,100
                   7,801           0.15%       $    41.875    08/01/04      $   80,506




Reference to grants A, B and C in the following discussion correspond to first, second and third grants of options, respectively, listed opposite the name of each of the Named Officers. The option values in the table represent the estimated present value of the options as of their issue date. These values were determined by a nationally recognized compensation and benefits consulting firm in accordance with the Black-Scholes option valuation model. The material adjustments and assumptions incorporated in the Black-
Scholes model in estimating the value of the options include the following:


     Options were issued with an exercise price equal to the fair market value of stock on the date of issuance.
     The term of each option is 10 years (unless shortened or forfeited due to termination of employment), but no option may be exercised during the 12-month period following the date of issuance.

     The model assumed an interest rate of 5.97 percent in calculating the value of the options in grant A and
     7.24 percent for grants B and C. These interest rates represent the interest rates on Treasury securities with maturity dates corresponding to that of the option terms. Volatility was calculated using daily stock prices for the one-year period prior to the issuance date, resulting in 23 percent volatility for grant A, and 26 percent volatility for grants B and C. The model reflected annual per share dividends at the date of issuance of $1.51 per share for grant A, and $1.58 per share for grants B and C.

     The present value of each option was reduced approximately 4 percent for grants A and C, and 8 percent for grant B, to reflect the probability of forfeiture due to termination prior to vesting, and approximately 16 percent for grant A, 14 percent for grant B, and 15 percent for grant C, to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

The ultimate value of the options will depend on the future market price of SBC's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of SBC's Common Stock over the exercise price on the date the option is exercised.

(1)One-third of these options vest on each anniversary of the grant date. As of December 31, 1994, none of these options have vested.

(2) Based on a total of 5,155,660 options granted to employees in 1994.




Long Term Incentive Plans--Awards in Last Fiscal Year

The table below reports long term units granted under the Long Term Incentive
Plan during 1994.



                     Number of       Performance or        Estimated Future Payouts
                     Shares, Units   Other Period     Under Non-Stock Price-Based Plans
                         or             Until         -------------------------------
Name                 Other Rights    Maturation or    Threshold   Target     Maximum
                                         Payout


Edward E. Whitacre,  20,677            1994-1996     16,542       20,677    20,677
 Jr.
                     24,109            1994-1995     19,287       24,109    24,109

James R. Adams       9,195             1994-1996     7,356        9,195     9,195
                     3,477             1994-1995     2,782        3,477     3,477

Royce S. Caldwell    8,961             1994-1996     7,169        8,961     8,961
                     3,628             1994-1995     2,902        3,628     3,628

William E. Dreyer    6,950             1994-1996     5,560        6,950     6,950
                     3,602             1994-1995     2,882        3,602     3,602

Charles E. Foster    5,181             1994-1996     4,145        5,181     5,181
                     2,685             1994-1995     2,148        2,685     2,685


This table reports units granted to the Named Officers during the last fiscal year, applicable to the performance periods indicated. Each unit is equal in value to one share of Common Stock. At the end of a performance period, a percentage of the units are converted into cash and/or Common Stock, based upon the achievement of performance levels. Each year's performance achievement is expressed as a percentage and then averaged over the performance period. The resulting percentage is applied to the target number of units to determine the number of units which are actually converted. If SBC does not achieve at least an 80 percent performance level average (which is equivalent to the threshold award), the units become worthless and none are converted. The maximum number of units that may be converted may not exceed 100 percent of the target number of units.



For 1994, the performance level percentage was equal to the percentage of the earnings objective achieved. For 1995 and subsequent years, the performance objective will be based on a target Value Added. Value Added is defined as earnings before interest and amortization of intangibles, minus a computed charge for the capital invested in the company by holders of debt and equity. For consistency in determining the average performance achievement, yearly Value Added achievement levels are converted to percentages which are comparable to earnings achievement percentages.



PENSION PLANS


SBC has a noncontributory pension plan for management employees known as the Pension Benefit Plan. Under the plan, retirement for officers and other executives is mandatory at age 65. Retirement before age 65 can be elected when specified age and net credited service requirements are met. Annual pensions are computed using the greater result of two separate formulas (Formula A and Formula B). Subject to Internal Revenue Code limitaitons on pay used to calculate pensions, under Formula A, the pension is the sum of 1.6 percent of the average pay for the five years ended December 31, 1993 (or any prior averaging period if it would result in a higher benefit), multiplied by the number of years of service through the end of the averaging period, plus
1.6 percent of pay subsequent to the averaging period. Under Formula B, the pension is the sum of 1.6 percent of the average pay for the five years ended December 31, 1990, multiplied by the number of years of service prior to January 1, 1991 (with five years of additional age and service), plus 1.6 percent of pay from January 1, 1991, through December 30, 1991. Formula B was adopted as part of an early retirement incentive in 1991. Continued service or additional compensation or age after December 30, 1991, will not result in any additional benefits under Formula B. Pension amounts are not subject to reduction for Social Security benefits or any other offset amounts. The Internal Revenue Code places certain limitations on pensions that may be paid under federal income tax qualified plans. Benefits that are so limited are restored from the general funds of SBC. Under the Pension Benefit Plan, the pay used to determine pension amounts is computed without regard to compensation that has been deferred under nonqualified deferral plans; however, the deferral plans contain provisions that compensate the participants for any loss of income from the pension plan. If they continue in their current positions at their current levels of compensation and retire at the mandatory retirement age of 65, the total estimated annual pension amounts from the Pension Benefit Plan, together with compensating payments under the nonqualified deferral plans, and the net credited years service at retirement under the plan for Messrs. Whitacre, Adams, Caldwell, Dreyer and Foster would be $131,100 (44 years), $127,500 (42 years), $114,100 (41 years),
$50,700 (18 years) and $121,300 (40 years), respectively.



The Senior Management Supplemental Retirement Income Plan establishes a target annual minimum retirement benefit for all officers and certain senior managers (employees at the fifth level of management and above) stated as a percentage of their annual salaries and Short Term Incentive Awards averaged over a specified averaging period described below ("Average Annual Compensation"). The percentage is increased by .71 percent for each year of actual service in excess of, or decreased by
1.43 percent for each year of actual service below, 30 years of service for executive officers and other officers and 35 years of service for other senior managers. Average Annual Compensation is determined by averaging salaries and Short Term Incentive
Awards earned during the 36 consecutive month period out of the last 120 months preceding retirement that generates the highest average earnings. The target percentages of Average Annual Compensation are: Chairman of the Board and Chief Executive Officer, 75 percent; certain executive officers, 70 percent;
other executive officers and other officers, 60 percent; and certain other senior managers, 50 percent. The Supplemental Retirement Income Plan pays the difference, if any, between the target amount and what would be payable under Formula A (or if the individual is not eligible for an immediate pension under Formula A, than the higher of Formula A or Formula B) of the Pension Benefit Plan if the pension plan's payments were computed without regard to deferrals. If they continue in their current positions at their current levels of salary and short term incentive targets and retire at the mandatory retirement age of 65, the estimated annual amounts that will be paid in accordance with the Senior Management Supplemental Retirement Income Plan for
Messrs. Whitacre, Adams, Caldwell, Dreyer and Foster would be $1,683,600, $402,700, $414,200, $313,900 and $282,100,
respectively. To avert a loss of credit because of a break in service, the company, in calculating Mr. Dreyer's benefits under the plan, will recognize Mr. Dreyer's prior service with the company and also recognize his prior service with a former affiliate of the company (estimated to give him a total of 44 years of actual service at retirement).


CONTRACTS WITH MANAGEMENT

On January 27, 1989, the Board of Directors approved Change of Control Severance Agreements (the "Agreements") with each of the officers named in the summary compensation table as well as certain other officers. The purpose of the Agreements is to reinforce and encourage the officers to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change in control of SBC. These Agreements provide that in the event of a change in control of SBC, as that term is defined in the Agreements and summarized below, each officer is entitled to certain benefits (the "Severance Benefits") upon the subsequent termination or constructive termination of his or her employment, unless such termination is due to death, disability, or voluntary retirement; or unless the termination is by SBC for cause (as defined in the Agreements) or is by the officer for other than good reason (as defined in the Agreements).

The Severance Benefits include the payment of the officer's full base salary through the date of termination plus all other amounts to which the officer is entitled under any compensation plan of SBC in effect immediately prior to the change in control. Also, each officer is entitled to a lump sum payment equal to three (in the case of Messrs. Whitacre, Adams, Caldwell and Foster) or two (in the case of Mr. Dreyer) times the sum of (a) the officer's annual base salary in effect immediately prior to termination, (b) the most recently paid amount under the Short Term Incentive Plan and (c) the cash value of the Long Term Incentive Plan target award applicable to each officer's salary grade for the most current performance period. If any officer should reach his normal retirement age prior to three years (for Messrs. Whitacre, Adams, Caldwell and Foster) or two years (Mr. Dreyer) following the change in control, the lump sum payment would be reduced pro rata. Additionally, each officer will be provided with life and health benefits, including supplemental medical, vision and dental benefits, for three years from the date of termination, if not otherwise entitled to the same.

In the event any payment or benefit received or to be received by an officer in connection with a change in control or the termination of his or her employment, whether pursuant to his or her Agreement or otherwise (the "Total Payments"), would be claimed to be an excess parachute payment as defined in the Internal Revenue Code and thus subject to the 20 percent federal excise tax, the amount of the benefits payable under his or her Agreement will be reduced until the Total Payments are no longer subject to such excise tax or until the payments under his or her Agreement are zero, if such reduction results in the officer's receipt of a greater net after-tax benefit than if such officer had received the full severance benefits under the Agreement.


Under the Agreements, in general, change in control is deemed to occur if (A) anyone (other than an employee benefit plan of SBC) acquires more than 20 percent of SBC's stock, or (B) if within a two year period, the individuals who were Board members at the beginning of such period cease to constitute a majority of the Board, or (C) either SBC's shareowners approve a merger or consolidation which results in someone other than the shareowners immediately prior thereto holding more than 20 percent of the voting power of the surviving entity or the shareowners approve the complete liquidation of SBC or the disposition of substantially all of SBC's assets.


STOCK PERFORMANCE GRAPH

Comparison of Five Year Cumulative Total Return*
SBC, S&P 500 and Peer Group


(Stock Performance Graph appears here.)

 Data Points
 in Dollars    1989     1990    1991     1992    1993     1994
 SBC          $100.00   $92.12   $111.64   $133.67  $155.54   $157.08

 Standard &
 Poor's 500   $100.00   $96.89   $126.28   $135.88  $149.52   $151.55
 Index

Peer Group   $100.00   $97.24   $99.77    $109.11  $128.49   $122.41


Assumes $100 invested on January 1, 1990, in SBC Common Stock,
Standard & Poor's 500 Index, and a Peer Group of other large U.S.
telecommunications companies (Ameritech Corporation, Bell
Atlantic Corporation, BellSouth Corporation, NYNEX, Pacific
Telesis Group and U S West, Inc.).


The index of Telecommunications Companies ("Peer Group") is weighted according to the market capitalization of its component companies at the beginning of each period. Total return equals price appreciation plus reinvestment of dividends on a quarterly basis.

SHAREOWNER PROPOSALS

Proposals of shareowners intended for presentation at the 1996
Annual Meeting must be received by SBC for inclusion in its Proxy
Statement and form of Proxy relating to that meeting by November 14, 1995. Such proposals should be sent to the Secretary of SBC at 175 E. Houston, Room 1140, San Antonio, Texas
78205.

Shareowners whose proposals are not included in the Proxy Statement but who still intend to submit a proposal at the 1996 Annual Meeting, and shareowners who intend to submit nominations for Directors at the meeting, are required to notify the Secretary of SBC of their proposal or nominations and to provide certain other information not less than 60 days, nor more than 90 days, prior to the meeting, in accordance with SBC's Bylaws. Additional information may be obtained from the Secretary's Office at the above address.

OTHER BUSINESS


The Board of Directors is not aware of any matters which will be presented at the meeting for action on the part of shareowners other than those described herein.


A COPY OF SBC'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR 1994 MAY BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE ASSISTANT DIRECTOR-EXTERNAL REPORTING, 175 E. HOUSTON, 9th FLOOR, SAN ANTONIO, TEXAS 78205.

By Order of the Board of Directors

/s/ Judith M. Sahm

Judith M. Sahm
Secretary


March 14, 1995



                                                        APPENDIX

                       (SBC LOGO) Southwestern Bell Corporation

Edward E. Whitacre, Jr.
Chairman and Chief Executive Officer

Dear Shareowner:

It is my pleasure to invite you to the 1995 Annual Meeting of Shareowners of Southwestern Bell Corporation. The meeting will be held at 9:00 a.m. on Friday, April 28, 1995, at the George R. Brown Convention Center, 1001 Avenida de las Americas, Houston, Texas. Admission to the meeting will begin at 8:00 a.m. A map showing directions to the meeting site is shown on the reverse side of this admission ticket. If you plan to attend, please present this ticket for your admission to the meeting.

The enclosed Notice of Annual Meeting of Shareowners and the Proxy Statement cover the formal business of the meeting, which includes six proposals: the election of Directors, the ratification of the appointment of the independent auditors, the approval of the change in the company's name, and three shareowner proposals. Also during the meeting, management will address other corporate matters which may be of interest to you as a shareowner.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person, and regardless of the number of shares you own. To be sure your shares are represented, we urge you to complete and mail the attached proxy card as soon as possible. If you attend the meeting and wish to vote in person, the ballot that you submit at the meeting will supersede your proxy.

Sincerely,

/s/ Edward E. Whitacre, Jr.

Edward E. Whitacre, Jr.

March 14, 1995

                     Detach Proxy Card Here

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

  (FACE OF PROXY CARD)

Your Directors recommend a vote "FOR" the Director proposals 1, 2, and 3. 1.Election of Directors

  For _____    Withhold Authority _____     Exception_____

*Exception(s):__________________________________________


2.  Ratification of Independent Auditors
   For _____    Against _____  Abstain_____



3.  Change of Company's Name

   For _____    Against _____  Abstain_____


To have your shares voted for all Director nominees mark the "For" box on item 1. To withhold authority to vote your shares for all nominees, mark the "Withhold Authority" box. If you do not wish your shares voted for a Authority" box. If you do not wish your shares voted for a particular nominee, mark the "Exception" box and enter the name(s) of the exception(s) in the space provided



Your Directors recommend a vote "AGAINST" the Shareowner proposals A, B and C


4. Shareowner Proposal A

   For _____    Against _____  Abstain_____



5. Shareowner Proposal B

   For _____    Against _____  Abstain_____



5. Shareowner Proposal C

   For _____    Against  _____  Abstain_____


If you have noted either an Address Change or Comments on the other side of this card, please mark here. ____

Please sign exactly as name or names appear on this proxy If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian guardian or corporate officer, please give full title.


DATE_________________________________
SIGNATURE(S):_____________________________

Votes MUST be indicated  (X) in Black or Blue ink


Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed
Envelope



                   (Reverse of Letter to Shareowners)

Two maps detailing the location of the Annual Meeting will appear on the reverse side of Mr. Whitacre's letter to shareowners:


                        Admission Ticket
                  Southwestern Bell Corporation
                  Annual Meeting of Shareowners
                         April 28, 1995
              The George R. Brown Convention Center
                  1001 Avenida de las Americas
                      Houston, Texas  77010



(REVERSE OF PROXY CARD)

(Logo) Southwestern Bell Corporation    PROXY/VOTING INSTRUCTION
CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING ON APRIL 28, 1995.

The undersigned hereby appoints Edward E. Whitacre, Jr., Ruben R. Cardenas, Tom C. Frost and each of them, proxies, with full power of substitution, to vote all common shares of the undersigned in Southwestern Bell Corporation at the Annual Meeting of Shareowners to be held on April 28, 1995, and at any adjournment thereof, upon all subjects that may properly come before the meeting including the matters described in the proxy statement furnished herewith, subject to the directions indicated on the reverse side of this card. IF SPECIFIC DIRECTIONS ARE NOT GIVEN WITH RESPECT TO THE MATTERS TO BE ACTED UPON AND THE SIGNED CARD IS RETURNED, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THE REVERSE SIDE OF THIS CARD, AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. (If you have indicated any changes or voting exceptions in this paragraph, please mark the box for "Exceptions" on the reverse side of this card in order to expedite processing.)

The Board of Directors recommends a vote "FOR" each of the three
Director proposals and "AGAINST" each of the three Shareowner proposals listed on the reverse side of this card.

The nominees for the Board of Directors are Jack S. Blanton,
August A. Bush III, Tom C. Frost, Jess T. Hay, and
Bobby R. Inman.

PLEASE SIGN ON THE REVERSE SIDE OF THIS CARD AND RETURN PROMPTLY
TO P.O. BOX 1138, NEWARK, N.J. 07101-9758.  IF YOU DO NOT SIGN
AND RETURN A PROXY, OR ATTEND THE MEETING AND VOTE BY BALLOT,
YOUR SHARES CANNOT BE VOTED.

This proxy card also provides voting instructions for shares held in the Dividend Reinvestment Plan and, if registrations are identical, for shares held in the Savings Plan, Savings and Security Plan, and PAYSOP.

                                        SOUTHWESTERN BELL
                                         CORPORATION
                                        P.O. BOX 1138
                                        Newark, N.J.  07101-9758
General comments:



(If you have written in the above space, please mark the box for "Address Change/Comments" on the reverse side of this card so that your comments can be directed to the appropriate group for review.)
(Continued, and please sign on reverse side.)





                                                   APPENDIX


(Logo) Southwestern Bell Corporation

ANNUAL MEETING OF SHAREOWNERS TO BE HELD APRIL 28, 1995.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


The undersigned hereby appoints Edward E. Whitacre, Jr., Ruben R. Cardenas, Tom C. Frost and each of them, proxies, with full power of substitution, to vote all common shares of the undersigned in Southwestern Bell Corporation at the Annual Meeting of Shareowners to be held on April 28, 1995, and at any adjournment thereof, upon all subjects that may properly come before the meeting including the matters described in the proxy statement furnished herewith, subject to the directions indicated on the reverse side of this card. IF SPECIFIC VOTING DIRECTIONS ARE NOT GIVEN AND THE SIGNED CARD IS RETURNED, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON THE OTHER SUBJECTS LISTED ON THE REVERSE SIDE OF THIS CARD, AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.


The Board of Directors recommends a vote "FOR" each of the three
Director proposals and "AGAINST" each of the three Shareowner proposals listed on the reverse side of this card.

The nominees for the Board of Directors are Jack S. Blanton,
August A. Bush III, Tom C. Frost, Jess T. Hay, and Bobby R. Inman.



                          (REVERSE SIDE OF CARD)

Directors recommend a vote "FOR" the Director proposals 1, 2, and 3.
1. Election of Nominees

   For _____    Withhold _____     Exception_____

If you do not wish your shares voted for a particular nominee, mark the "Exception" box and enter the name(s) of the exception(s) in the space provided
__________________________________________


2.  Ratification of Independent Auditors

   For _____    Against _____     Abstain_____



3.  Change of Company's Name

   For _____    Against _____     Abstain_____



Directors recommend a vote "AGAINST" the Shareowner proposals A, B and C


4. Shareowner Proposal A

   For _____    Against _____      Abstain_____



5. Shareowner Proposal B

   For _____    Against _____      Abstain_____



5. Shareowner Proposal C

   For _____    Against _____      Abstain_____



DATE_________________________________
SIGNATURE_____________________________
SIGNATURE_____________________________
IMPORTANT: Please sign your name(s) exactly as shown
                      hereon.


PLEASE SIGN, DATE AND RETURN YOUR PROXY TODAY